EXHIBIT 24

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby make, constitute and appoint each of Randy A. Wood and Brian L. Ketcham, and each of them, each with full power to act without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to sign the registration statements on Form S-8 relating to the registration of the Lindsay Corporation 2025 Long-Term Incentive Plan, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that his or her said attorneys-in-fact and agent or their substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date

/s/ Robert E. Brunner Robert E. Brunner /s/ Michael N. Christodolou Michael N. Christodolou	Chairperson of the Board of Directors Director	August 25, 2025 August 25, 2025

/s/ Pablo Di Si Pablo Di Si	Director	August 25, 2025

/s/ Mary A. Lindsey Mary A. Lindsey /s/ Consuelo E. Madere Consuelo E. Madere /s/ David B. Rayburn David B. Rayburn	Director Director Director	August 25, 2025 August 25, 2025 August 25, 2025